                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                      UNITED STATES SURGICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       UNITED STATES SURGICAL CORPORATION
                                150 GLOVER AVENUE
                           NORWALK, CONNECTICUT 06856
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 5, 1998
                              --------------------
To the Stockholders of
 United States Surgical Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of UNITED STATES SURGICAL CORPORATION (the "Company") will be held at The Equitable building, 787 Seventh Avenue, New York, New York 10019, on May 5, 1998 at 2:00 P.M. (local time), for the following purposes:

         1. To elect a board of thirteen directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

         2. To transact such other business, including two shareholder proposals, as may properly be brought before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on March 9, 1998, as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting, and only holders of record of the Company's Common Stock on said date will be entitled to receive notice of and to vote at the meeting.

         Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed Proxy. The giving of your Proxy will not affect your right to vote in person in the event you find it convenient to attend the meeting. You may revoke the Proxy at any time before the closing of the polls at the meeting.

         ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS AND INVITED GUESTS OF THE COMPANY. ADMITTANCE TICKETS WILL BE REQUIRED.

         If you are a stockholder and plan to attend, you must request an admittance ticket by writing to the Office of the Secretary at the address shown above. If your shares are not registered in your own name, evidence of your stock ownership, which you can obtain from your bank, stockbroker, etc., must accompany your letter. An admittance ticket will be sent to you.

                                       By order of the Board of Directors


                                                PAMELA KOMENDA
                                                Corporate Secretary

March 30, 1998
         PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(USSC LOGO)
                       UNITED STATES SURGICAL CORPORATION
                                150 GLOVER AVENUE
                           NORWALK, CONNECTICUT 06856
                                 ---------------

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998

                                                                  March 30, 1998

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United States Surgical Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at The Equitable building, 787 Seventh Avenue, New York, New York 10019, on May 5, 1998, at 2:00 P.M. (local time), and at any adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

         When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted for the election of the listed nominees and in accordance with the directors' recommendations on the other subjects listed on the proxy card. If any other matter is properly presented for action at the meeting, the persons named in the enclosed form of proxy will vote on such matter in their discretion. Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

STOCKHOLDER VOTE REQUIRED

         To be elected a director, a nominee must receive the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. A plurality vote means that the thirteen individuals who receive the largest number of votes cast will be elected as directors. Withheld votes will not affect the outcome of the election of directors. For each other matter specified in the Notice of Annual Meeting of Stockholders, the affirmative vote of a majority of the shares present at the annual meeting in person or by proxy and entitled to vote on such matter is required for approval. Abstentions will be considered shares present in person or by proxy and entitled to vote and will, therefore, have the effect of a vote against the matter. In instances where brokers are prohibited by the rules of the New York Stock Exchange from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (referred to as "broker non-votes"), those shares will not be included in the vote totals and will have no effect on the vote. However, properly returned proxies which withhold authority to vote for directors, abstain, or reflect a broker non- vote will be counted for purposes of determining if a quorum is present for the annual meeting.

         The Company's auditors are Deloitte & Touche LLP, 333 Ludlow Street, Stamford, Connecticut 06904. A representative of Deloitte & Touche LLP will be present at the meeting, will have an opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions.

         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 WILL BE PROVIDED, WITHOUT CHARGE, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, UNITED STATES SURGICAL CORPORATION, 150 GLOVER AVENUE, NORWALK, CT 06856.

          OUTSTANDING SHARES, VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

         Holders of record of outstanding shares of the Company's Common Stock, $.10 par value ("Common Stock") at the close of business on March 9, 1998, will be entitled to notice of and to vote at the meeting. Voting rights are vested exclusively in the holders of the Common Stock. Each share of Common Stock outstanding on the record date will be entitled to one vote. Shares held as treasury shares by the Company are not entitled to be voted. At the close of business on December 31, 1997, a total of 75,883,266 shares of Common Stock (not including 7,015,207 shares held as treasury shares) were outstanding.

         The following table sets forth the only persons known to the Company to be beneficial owners as of December 31, 1997, of more than five percent of the Company's Common Stock.

                                                                           Voting Securities
Name and Address                   Title              Number of      Number of      Total Number        Percent of
of Stockholder                     of Class            Shares         Options        of Shares            Class
--------------                     --------            ------         -------        ---------            -----
Leon C. Hirsch (1)                 Common           1,683,300        3,443,834       5,127,134          6.46% (2)
150 Glover Avenue
Norwalk, Connecticut 06856


T. Rowe Price Associates, Inc.     Common           6,387,548                        6,387,548           8.4% (3)
("Price Associates") (3)
100 E. Pratt Street
Baltimore, Maryland  21202




--------------

(1) Options are exercisable on or become exercisable within 60 days following December 31, 1997. Excludes shares beneficially owned, and options to purchase shares held, by his wife, an officer and director of the Company, as to which shares Mr. Hirsch disclaims beneficial ownership.

(2) Percent of class is based on 75,883,266 shares of Common Stock outstanding on December 31, 1997, plus 3,443,834 shares subject to options held by Mr. Hirsch which are exercisable on or become exercisable within 60 days following such date.

(3) As reported in a Schedule 13G filed with the Securities and Exchange Commission, Price Associates has sole voting power with regard to 1,286,451 shares and sole dispositive power with regard to 6,387,548 shares. Percent of class is based on 75,883,266 shares of Common Stock outstanding on December 31, 1997.

                          SHARE OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information regarding the shares of the Company's Common Stock beneficially owned as of December 31, 1997, except as otherwise indicated, by all directors, nominees, executive officers identified in the Summary Compensation Table below, and all executive officers and directors as a group. Except as noted, each person listed has sole voting and investment powers as to shares beneficially owned by such person.

                                                                      Number of Shares         Percent
                                                                      of Common Stock            of
Name                                                                 Beneficially Owned       Class(1)
----                                                                 ------------------       --------
Julie K. Blake                                                              11,000(2)          *
John A. Bogardus, Jr.                                                       34,000(2)          *
Thomas R. Bremer                                                           350,364(2)          *
Thomas D. Guy                                                              200,000(2)          *
Leon C. Hirsch                                                           5,127,134(3)           6.46%
Turi Josefsen                                                            1,172,880(2)           1.53%
Douglas L. King                                                             25,000(2)          *
Robert A. Knarr                                                            430,774(2)          *
William F. May                                                              14,010(2)          *
James R. Mellor                                                                5,000+          *
Barry D. Romeril                                                             7,000(2)          *
Howard M. Rosenkrantz                                                      308,034(2)          *
Marianne Scipione                                                          276,158(2)          *
John R. Silber                                                              22,000(2)          *
All executive officers and directors as a group
  (26 persons)                                                           9,410,996(4)          11.30%

------------
*  Ownership of less than one percent.
+  Includes restricted stock award of 4,000 shares on March 7, 1998.

(1) Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on December 31, 1997, plus shares subject to options held by the individual or the group, as applicable, which are exercisable on or become exercisable within 60 days following such date.

(2) Includes the following shares which may be acquired on or within 60 days following December 31, 1997, through the exercise of stock options under Company sponsored plans: Ms. Blake, 4,000; Mr. Bogardus, 30,000; Mr. Bremer, 334,333; Mr. Guy, 200,000; Ms. Josefsen, 983,666; Mr. King, 23,000; Mr. Knarr, 426,974;
Mr. May, 8,000; Mr. Romeril, 2,000; Mr. Rosenkrantz, 307,666; Ms. Scipione, 259,000; and Dr. Silber, 6,000. No voting or investment power exists with respect to such shares prior to acquisition.

(3) See Note (1) under "Outstanding Shares, Voting Rights and Principal Stockholders".

(4) Includes options to purchase 7,400,795 shares exercisable on or within 60 days following December 31, 1997.

                        PROPOSAL 1: ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

NOMINEES

         The persons named in the accompanying form of proxy intend, except as otherwise directed, to vote for the election as directors of the thirteen nominees listed below, each for a term expiring at the next Annual Meeting or until his or her successor is duly elected and qualified. All nominees are now serving as directors of the Company, and all have informed management that they are willing to serve as directors of the Company. If any of the nominees should decline or be unable to act as a director, the persons named as proxies in the form of proxy will vote in accordance with their best judgment and shall have discretionary authority to vote for a substitute nominee. The Board of Directors has fixed its present size at, and for the purposes of this meeting authorized the election of, thirteen directors.

         The following table sets forth certain information as to the nominees for directors of the Company.

                                                                                                        SERVING AS
                                            BUSINESS EXPERIENCE DURING LAST                             DIRECTOR
NAME                              AGE       FIVE YEARS AND OTHER DIRECTORSHIPS                            SINCE____
----                              ---       ----------------------------------                            -----
Julie K. Blake  (A)(D)(E)          50       1992-1994, Executive Vice President and                        1995
                                            Chief Operating Officer, Flavin, Blake & Co., Inc.;
                                            Vice President, J.P. Morgan & Co. Incorporated,
                                            1970-1992.

John A. Bogardus, Jr.              70       Director, Alexander & Alexander  Services Inc.,                1981
 (A)(B)(C)(D)                               insurance brokerage and financial services
                                            firm, New York, N.Y., from l988 to
                                            May 1995; prior thereto, its
                                            Chairman of the Board and Director
                                            since l987; prior thereto, its
                                            Chairman of the Board, Chief
                                            Executive Officer and Director.

Thomas R. Bremer                   45       Senior Vice President and General Counsel                      1993
                                            since January, 1994; Vice President and
                                            General Counsel since 1989; prior
                                            thereto, General Counsel since 1988.

Leon C. Hirsch (B)(E)              70       Chairman of the Board, and                                     1964
                                            Chief Executive Officer since July, 1996;
                                            prior thereto, Chairman of the Board, President
                                            and Chief Executive Officer since 1987.

Turi Josefsen  (B)(E)              61       Executive Vice President and, since                            1977
                                            July, 1994 President, International Operations;
                                            prior thereto, Executive Vice President
                                            and President and CEO, Auto Suture Companies.

Douglas L. King                    56       President and Director, Smyth,                                 1984
 (A)(B)(D)                                  Sanford & Gerard Reinsurance Intermediaries,
                                            Inc., insurance and reinsurance brokers.
                                            Director, Healthplex, Inc., a dental administration
                                            service company, New York, N.Y.

Robert A. Knarr (E)                49       Executive Vice President, Sales and Marketing, North           1998
                                            America since January, 1997; prior thereto, Senior
                                            Vice President and General Manager, United States
                                            and Canada since July, 1994; prior thereto,
                                            Senior Vice President, Marketing since January, 1992.

William F. May                     82       Chairman of the Board, Statue of                               1984
 (A)(B)(C)(D)                               Liberty - Ellis Island Foundation, Inc., New York,
                                            N.Y., since 1995, prior thereto, its
                                            Chairman and Chief Executive
                                            Officer; Trustee, University of
                                            Rochester; Trustee, American Museum
                                            of Natural History; Director,
                                            Lincoln Center; Trustee, Columbia
                                            Presbyterian Hospital; Trustee,
                                            Committee for Economic Development;
                                            Member, Advisory Board, Columbia
                                            University, University Genome
                                            Center.

James R. Mellor (D)(E)             67       Former Chairman and Chief Executive Officer, General           1997
                                            Dynamics Corporation, from May 1994 to May, 1997,
                                            prior thereto, its President and
                                            Chief Executive Officer from 1993 to
                                            1994, President and Chief Operating
                                            Officer from 1991 to 1993, and
                                            Executive Vice President from 1981
                                            to 1990; Director, General Dynamics
                                            Corporation, Bergan Brunswig
                                            Corporation, Computer Sciences
                                            Corporation, and Pinkerton's, Inc.

Barry D. Romeril (A)(C)(E)         54       Executive Vice President and Chief Financial                   1996
                                            Officer, Xerox Corporation; Director,  Fuji-Xerox,
                                            Japan.

Howard M. Rosenkrantz (E)          54       President and Chief Operating Officer since July, 1996;        1995
                                            prior thereto, Senior Vice President, Finance and Chief
                                            Financial Officer since 1992; prior thereto,
                                            Vice President, Finance; Trustee, Committee for
                                            Economic Development; Trustee, Norwalk
                                            Symphony Orchestra.

Marianne Scipione                  51       Vice President, Corporate Communications                       1992
                                            since 1981; Director, The Norwalk Community-
                                            Technical College Foundation, Inc.

John R. Silber (A)(C)(E)           71       Chancellor, Boston University since June, 1996; prior
         1994                               thereto, President, Boston University; Director,
                                            Seragen, Inc. and Mutual of America Institutional
                                            Funds Inc.

-------

         (A)      Member of Audit Committee. Mr. May is Chair.
         (B)      Member of Executive Committee. Mr. King is Chair.
         (C)      Member of Compensation/Option Committee. Mr. Romeril is Chair.
         (D)      Member of Nominating Committee. Mr. Bogardus is Chair.
         (E)      Member of Transaction and Finance Committee. Ms. Blake is
                  Chair.

         Leon C. Hirsch and Turi Josefsen are husband and wife. No other family relationship exists between any of the directors or between any director and any officer of the Company. With respect to certain relationships between the Company and certain of the business entities listed in the above table, see "Executive Compensation and Transactions--Certain Transactions," below.

MEETINGS AND COMMITTEES

         In 1997, the Board of Directors held 11 meetings and committees of the Board held the following number of meetings: Audit Committee, 4; Compensation/Option Committee, 8; Nominating Committee, 2; and the Transaction and Finance Committee, 8. The Executive Committee did not meet in 1997. Each director in 1997 attended 75% or more of the total number of meetings held by the Board of Directors and all committees of the Board Directors on which he or she served except for Ms. Josefsen, who attended 72% of the total number of meetings of the board and the committees on which she served.

         The Audit Committee's function is to assist the Board in fulfilling its duties in connection with the internal control, accounting and reporting practices of the Company and to maintain communication between the Board and the Company's auditors, including review of the Company's financial statements, press releases and independent auditors' reports. Its authority includes power to resolve certain disputes, if any, concerning accounting policies, practices and changes and internal controls and to retain attorneys, investigators and others as it deems appropriate to assist it in carrying out its functions. The Compensation/Option Committee's function is to establish officers' and key employees' bonus objectives, compensation and bonuses, including performance standards, and to administer Company sponsored stock and other benefit plans. The function of the Nominating Committee is to nominate directors and committee members, subject to Board approval. The Nominating Committee must act unanimously and will not consider nominees recommended by stockholders. The Executive Committee's function is to act on important matters occurring during time periods between scheduled meetings of the Board of Directors. The Transaction and Finance Committee reviews and makes recommendations to the Board as to acquisitions, other transactions, and financial plans.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                     FOR EACH OF THE NOMINEES LISTED ABOVE.

                              SHAREHOLDER PROPOSALS
                           SHAREHOLDER PROPOSAL NO. 1
                             (ITEM 2 ON PROXY CARD)

         The Central Pension Fund of the International Union of Operating Engineers and Participating Employers, 4115 Chesapeake Street, NW, Washington, D.C. 20016-4666, beneficial owner of 13,750 shares of the Common Stock of the Company, has submitted the following proposal:

CONFIDENTIAL VOTING PROPOSAL
         "BE IT RESOLVED: That the Stockholders of United States Surgical Corporation ("Company") recommend that our board of directors take the necessary steps to adopt and implement a policy of confidential voting at all meetings of its stockholders which includes the following provisions:

                  1. that the voting of all proxies, consents and authorizations be secret and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the company's state of incorporation; and

                  2. that the receipt, certification and tabulation of such votes shall be performed by independent election inspectors."

SUPPORTING STATEMENT

         It is the proponent's belief that it is vitally important that a system of confidential proxy voting be established at the Company. Confidential balloting is a basic tenet of our political electoral process ensuring its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to corporate owners and our national economy.

         The implementation of a confidential voting system would enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

         The second important benefit of confidential voting would be to invigorate the corporate governance process at the Company. We believe that shareholder activism would be promoted within the Company. It is our belief that shareholders empowered with a free and protected vote would be more active in the proposing of corporate policy resolutions and alternate board candidates.

         Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote "with their feet," not with their ballots. This change would help to develop a long-term investment prospective where corporate assets could be deployed and used, in a more effective and efficient manner.

         Confidential voting is gaining popularity. Over 100 U.S. publicly traded companies have adopted confidential proxy voting procedures for corporate elections. The list of Fortune 500 companies with confidential voting includes AT&T, U.S. West, American Express, American Brands, Coca Cola, CitiCorp, Gillette, Exxon, Sara Lee, J.P. Morgan, Bear Stearns, General Electric, General Mills, General Motors, Colgate-Palmolive, American Home Products, Honeywell, Avon Products, 3M, DuPont, Boeing, Lockheed, Rockwell International, Amoco, Mobil, Eastman Kodak, IBM, Xerox and many others. It's time for our Company to do the same.

         For the reasons outlined above, we urge you to VOTE FOR THIS PROPOSAL.


BOARD OF DIRECTORS RECOMMENDATION


           BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

         The Board of Directors believes that the proposed policy of confidential voting is not in the best interests of the Company and its shareholders.

         Clearly, the proposal is not directed specifically at the Company's voting policies and its shareholder communications. Rather, the Company is, presumably, only one of many corporations to which the identical proposal has been or will be submitted, in an indiscriminate and broad-based effort to reform corporate governance as it is and has been practiced at the vast majority of corporations.

         The Company's current proxy voting procedures comply in all respects with the proxy rules of the Securities and Exchange Commission (SEC) and the corporate law of the State of Delaware. When the SEC revised its proxy rules in 1992, it did not require confidential voting. Those revised rules did, however facilitate the ability of shareholders to communicate among themselves. In light of this development, the Board of Directors believes that its ability to communicate directly with shareholders during a proxy solicitation, should not be limited under any circumstances.

         The establishment of a confidential voting policy would restrict the ability of the Company and its representatives to communicate with the shareholders concerning voting decisions. When an important matter is submitted to a shareholder vote, the Board of Directors may need to clarify issues directly with shareholders, counter erroneous statements made by others, and discuss with shareholders the Board's views regarding the outcome that the Board believes is in the best interests of the Company and its shareholders. In addition, the Company should have the ability to communicate with shareholders who have not returned proxies to assure a quorum, or with others whose proxies contain errors or irregularities so that corrections may be made in time for their votes to be counted in accordance with the shareholder's intentions.

         The Board of Directors also favors an open voting procedure because it fosters accountability. Many shares are voted by institutional holders such as managers of pension plans and mutual funds. These managers act in a representative capacity for beneficiaries or others who hold the indirect pecuniary interest in the shares. The Board believes that the voting decisions of those holders acting in a representative capacity should not be kept confidential from the Company or the people these managers represent.

         The supporting statement of the proponent asserts that confidential voting would allow shareholders "To feel free to oppose management nominees and issue positions without fear of retribution." Any suggestion by the proponent that the Company might take action against a shareholder in retribution for a voting decision is fanciful at best. Implying that somehow this Company, or any other, can take coercive action against a fund manager is ludicrous. The directors, officers and employees of the Company respect the right of each shareholders to vote in accordance with his own best judgment free from any form of coercion. Further, the shareholders can always sell their stock if they disagree with any action of the Board, or, indeed, if they do not agree with any shareholder vote.

         Finally, the Board believes that a confidential voting policy is unnecessary. Under the Company's current proxy voting procedures, any shareholder who desires confidential voting may achieve this goal by registering his shares in the name of a bank, broker or other nominee. In this way, each shareholder may choose whether his vote will be disclosed, rather than having this decision made for him by the adoption of a confidential voting policy.

         The Board also notes that the aspect of the proposal calling for independent election inspectors is unnecessary. The company has its transfer agent, First Chicago Trust Company of New York, to count the votes and serve as inspectors of elections for the 1998 annual meeting of shareholders. First Chicago Trust Company of New York tabulates all votes and at the annual meeting of stockholders reports only the total vote and not any individual votes.

         The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders.

         The affirmative vote of a majority of the votes cast at the meeting is required to adopt the shareholder proposal.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                    STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.


                           SHAREHOLDER PROPOSAL NO. 2
                             (ITEM 3 ON PROXY CARD)

         The Massachusetts Laborers' Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-0900, beneficial owner of 700 shares of the Common Stock of the Company, has submitted the following proposal:

INDEPENDENT DIRECTOR PROPOSAL
         "The shareholders urge that the Board of Directors adopt a policy that no board member shall serve on the Compensation/Option Committee if he or she is not an independent director. For these purposes, the board should adopt the following definition of independence to mean a director who:

         - is not employed by the Company or an affiliate in an executive capacity;

         - is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

         - is not employed by a significant customer or supplier to the company;

         - has no personal services contract with the Company or one of it's affiliates;

         - is not employed by a foundation or university that receives grants or endowments from the Company;

         - is not a relative of an executive of the corporation or one of it's affiliates;

         - is not part of an interlocking directorate in which the CEO or other executive officer of the Company serves on the board of another corporation that employs a director;

         - and does not have any personal, financial and/or professional relationships with the CEO or other executive officer that would interfere with the exercise of independent judgment by such director."

SUPPORTING STATEMENT
         The purpose of this proposal is to incorporate within the Compensation/Option Committee a standard of independence that will permit objective decision making on compensation issues at U. S. Surgical. While U. S.

Surgical does require that directors meet a minimal standard of independence to serve on the committee, this standard is not sufficient to ensure that a director is free of relationships that could diminish his or her independent judgment. Currently, there is one director on the Compensation/Option Committee with potential conflict of interest issues.

         John Silber, the chair of the Compensation Committee, and CEO Leon Hirsch currently have an undisclosed interlocking directorate relationship. Silber, one of the highest paid university officials in the nation, is the current Chancellor and former President of Boston University. Mr. Hirsch is a trustee of Boston University.

         In addition, Mr. Silber and Mr. Hirsch have an undisclosed and significant financial relationship in Seragen Incorporated, a Boston-based biotechnology firm. Boston University is the largest institutional investor in Seragen, holding 72% of the company's shares. Leon Hirsch and his wife are the first and second largest individual shareholders. John Silber is a Director of Seragen and is the company's sixth largest individual shareholder. U. S. Surgical recently invested $5 million in Seragen.

         The financial relationships of John Silber to Leon Hirsch and U. S. Surgical present the appearance of a significant conflict of interest. Shareholders would be best served if members of the Committee are truly independent. This is especially important in light of the large compensation packages awarded to executive officers of U. S. Surgical. According to compensation expert Graef Crystal, in 1996 Leon Hirsch was one of the most overpaid CEOs in the country relative to company performance and size.

         For the above reasons, we urge a vote FOR this resolution.


BOARD OF DIRECTORS RECOMMENDATION

           BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL


         The Board of Directors believes that the proposed policy establishing a particular definition of independence for director eligibility to serve on the Compensation/Option Committee should be rejected by the shareholders.

         The proponent's concern about potential conflicts of interest already is more than adequately addressed by various statutes and regulations to which the Company is already subject. The Board believes that its current policy of complying with IRS and SEC guidelines is consistent with the practice of many public companies and is more than sufficient to assure that directors serving on the Compensation/Option Committee are independent.

         As stated in the Company's Compensation/Option Committee Report, it is the Company's policy to comply with the requirements of Section 162(m) of the Internal Revenue Code (IRC) of 1986, as amended. Section 162(m) requires that directors administering performance-based compensation plans must qualify as "outside directors." In order to be considered an "outside director" for this purpose, a director may not be an employee of the Company, a former employee who is still receiving compensation for his prior services, or a former officer of the Company. A director also may not receive either direct or indirect remuneration from the Company in any capacity other than as a director. This later requirement could prevent a non employee director from qualifying as an "outside director" if the Company made payments to another corporation which employed that director or in which that director had an equity interest of more than five percent. All directors who currently serve on the Company's Compensation/Option Committee qualify as "outside directors" under Section 162(m).

         It is also the Company's longstanding policy to administer its stock incentive plans in accordance with the requirements of Rule 16b-3 adopted by the Securities and Exchange Commission (SEC). In order for Committee approval to qualify as a basis for exemption under the provisions of Rule 16b-3, the Committee must be composed of two or more "non employee directors." In order to qualify as a non employee director under this Rule, a director not only may not be employed by the Company but also may not receive compensation from the Company in any capacity other than as a director in an amount of $60,000 or more and may not possess an interest in any other transaction involving the Company which is required to be disclosed in this proxy statement as a related party transaction, such as the disclosure below under the caption "Certain Transactions". There are no company employee directors who serve on the Compensation/Option Committee. Indeed, the directors who serve on the Compensation/Option Committee qualify as "non employee directors" for purposes of SEC Rule 16b-3.

         The Company meets all legal requirements for all of its Compensation/Option Committee to be independent. The proponent just prefers an additional standard. The Board believes that the standards established by
Section 162(m) of the IRC and Rules 16b-3 of the SEC are more than sufficient to assure that the Company's Compensation/Option Committee is composed of directors who are independent and free from relationships which could diminish the exercise of their independent judgment.

         The proponent is entirely incorrect in its assertion that Mr. Hirsch's service as a Trustee of Boston University has resulted in an "undisclosed interlocking directorate relationship" with Dr. Silber. The Trustees of Boston University include the Chairman of General Motors, the Chairwoman of LBJ Holding Company, a Professor of Surgery at Harvard Medical School, the Executive Vice President of the Federal Reserve Bank of New York, the Prime Minister of Lebanon and over 40 other similarly internationally known dignitaries and corporate leaders. Obviously, as only one of so many esteemed Trustees, Mr. Hirsch, personally, has little influence over the direction of the University or over Dr. Silber's compensation.

         Moreover, the premise upon which the proponent apparently advances its proposal, namely that "interlocking directorates" are improper, is itself faulty. The fact that the Chairman of a publicly held company generously contributes his time and expertise to serve as a Trustee of a highly respected university is certainly not rendered improper simply because that University's Chancellor is a member of the company's board of directors.

         In any case, while Dr. Silber remains a member of the Company's Compensation/Option Committee, he has rotated out of the position of Chairman of that committee. Such rotation is common, and the Company encourages and appreciates when outstanding Board members, such as Dr. Silber, rotate their committee responsibilities.

         The proponent also asserts that an "undisclosed significant financial relationship" between Dr. Silber and Mr. Hirsch exists as a result of the Company's investment in a company called Seragen. However, that investment and Dr. Silber's relationship to that company is neither undisclosed nor improper. Indeed, the Company affirmatively disclosed its investment in Seragen in the Company's Quarterly Report to the SEC on Form 10-Q for the quarter ended September 30, 1997. The report was publicly available several weeks prior to the Proponent's submission of its proposal to the Company. In addition, the investment was again disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and is yet again disclosed in this proxy statement under "Certain Transactions".

                  The Company's investment in Seragen was not at all improper. The decision to make the investment was based entirely on sound scientific and business considerations which had nothing whatsoever to do with the fact that Dr. Silber is a member of the Company's Board. In fact, the investment was given even closer scrutiny than similar contemplated investments precisely because Dr. Silber is on the Company's Board and Mr. Hirsch does own a significant interest in Seragen. Moreover, neither Dr. Silber nor Mr. Hirsch participated in the deliberations or vote of the Board's Transaction and Finance Committee regarding this investment.

         CONCLUSION

         The proposal is, in the Board's view, unnecessary, part of an attempt by a Massachusetts union pension fund to further its own agenda and is not in the best interests of the Company and its stockholders. Accordingly, the Board asks that you vote against this shareholder proposal.


         The affirmative vote of a majority of the votes cast at the meeting is required to adopt the shareholder proposal.

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                     STOCKHOLDERS VOTE AGAINST THIS PROPOSAL

                     EXECUTIVE COMPENSATION AND TRANSACTIONS

EXECUTIVE OFFICERS' COMPENSATION

         The following table shows compensation paid by the Company and its subsidiaries for services in all capacities during 1995, 1996 and 1997 to each of the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE


                                                                                  Long Term Compensation
                                    Annual Compensation                          Awards           Payouts
                                                                               Securities
 Name and                                                                      Underlying                           All Other
 Principal                                         Salary           Bonus        Options         LTIP Payouts     Compensation
-Position                            Year          ($)(1)            ($)         (#)(2)           ($)(3)             ($)(4)
 ---------------------------------------------------------------------------------------------------------------------------------
 Leon C. Hirsch                      1997       $1,078,295       $        0      725,081 (5)     $      0            $508,845
 Chairman and Chief                  1996        1,077,335        2,646,432    1,500,000          234,867             655,196
 Executive Officer                   1995        1,026,016          806,125            0                0             745,578

 Howard M. Rosenkrantz               1997          670,256                0      547,908                0             11,841
 President and Chief                 1996          512,111          304,078       50,000           38,496             17,369
 Operating Officer                   1995          368,360          175,000       12,000                0             15,008

 Turi Josefsen                       1997          667,812                0      494,561                0             14,509
 Executive Vice President, and       1996          666,852          271,975      100,000          106,279             23,272
 President, International            1995          635,080          431,704       17,000                0             21,170
 Operations

 Robert A. Knarr                     1997          520,256                0      427,425                0              8,025
 Executive Vice President, Sales     1996          333,246          125,582       50,000           30,916             13,040
 and Marketing, North America        1995          317,360                0       12,000                0             11,155

 Thomas D. Guy                       1997          395,256                0      324,076                0             13,264
 Senior Vice President               1996          333,246          156,976       50,000           29,331             15,397
 Operations                          1995          317,360          149,500       12,000                0             13,272


(1) Includes base salary and car allowance.

(2) Although Company sponsored stock plans permit the granting of SAR's, no SAR's have been granted.

(3) Mr. Guy was not eligible for LTIP awards for the performance periods ended in 1995.

(4) Represents for Mr. Hirsch accrued bonuses payable pursuant to the terms of installment option purchase agreements and for all of the named executives the value of the benefit of premiums on life insurance paid by the Company (for Mr. Hirsch, $29,839, 1997, $30,355, 1996, $25,152, 1995). The computation reflects the present value to the named executives of the premium payments rather than the present value of the anticipated cash benefit to the executive, resulting in a greater portion of benefits allocated earlier in the policy term. Mr. Hirsch's installment option purchase agreement, the principal balance of which was repaid by Mr. Hirsch in 1994, is described on page 22 under the heading "Certain Transactions".

(5) See Option/SAR Grants in 1997 table on page 12 for additional information with respect to options granted to Mr. Hirsch.

         Perquisites and other personal benefits, securities or property did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers.

                                     OPTIONS

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

         Under the Company's stock incentive program, the Compensation/Option Committee (the "Committee") may grant stock options and related stock appreciation rights ("SAR's") to executive officers to purchase shares of the Company's common stock at prices not less than the fair market value of the stock on the date of grant. SAR's entitle an option holder to surrender unexercised stock options for cash or stock equal to the excess of the fair market value of the shares with respect to which the stock options are surrendered over the option price of such shares. No SAR's have been granted. See Report of Compensation/Option Committee, below.

         The following table contains information concerning the grant of stock options to the five named executive officers of the Company.

                            OPTION/SAR GRANTS IN 1997


                           Number of Securities         % of Total
                                Underlying             Options/SARs
                               Options/SARs             Granted to          Exercise or                             Grant Date
                                  Granted               Employees           Base Price          Expiration            Present
Name                              (#) (1)             In Fiscal Year          ($/SH)               Date              Value (3)
----                              -------             --------------          ------               ----              ---------
Leon C. Hirsch                     418,038               4.77%               $30.7500             4-1-01            $3,981,143
                                 2,000,000 (2)           22.84                47.8750             3-5-01                     0 (2)
                                   307,043                3.51                32.5625             8-15-01            2,726,143

Howard M. Rosenkrantz             171,219                 1.96                30.7500             4-1-01             1,630,587
                                  215,000                 2.46                36.9875             2-4-07             2,965,065
                                  161,689                 1.85                32.5625             8-15-01            1,435,588

Turi Josefsen                     146,893                 1.68                30.7500             4-1-01             1,398,921
                                  200,000                 2.28                36.9875             2-4-07             2,758,200
                                  147,668                 1.69                32.5625             8-15-01            1,311,100

Robert A. Knarr                   113,413                 1.30                30.7500             4-1-01             1,080,077
                                  200,000                 2.28                36.9875             2-4-07             2,758,200
                                  114,012                 1.30                32.5625             8-15-01            1,012,278

Thomas D. Guy                      71,341                 0.81                30.7500             4-1-01               679,409
                                  175,000                 2.00                36.9875             2-4-07             2,413,425
                                   77,735                 0.89                32.5625             8-15-01              690,186

-----------

 (1) Each of the named executive officers in this table elected to forego 100% of their 1997 bonus opportunity under the PPO and EPS cash components and 100% of their 1997 bonus opportunity under the long term component under the Incentive Plan (defined below) in consideration of which the Company granted options, included above, on April 1, 1997 and August 15, 1997 under the Key Management Equity Investment Plan (defined below). Each of the options granted on April 1, 1997 became vested on January 1, 1998 and are exercisable on appreciation of the market price of the common stock above the option grant price as follows: one third are exercisable if the market price reaches $33.825 per share prior to the option expiration date; one third are exercisable if the market price reaches $36.90 per share prior to the option expiration date; and one third are exercisable if the market price reaches $39.975 per share prior to the option expiration date. Each of the options granted on August 15, 1997 became vested on January 1, 1998 and are exercisable on appreciation of the market price of the common stock above the option grant price as follows: one third are exercisable if the market price reaches $35.81875 per share prior to the option expiration date; one third are exercisable if the market price reaches $39.075 prior to the option expiration date; and one third are exercisable if the market prices reaches $42.33125 prior to the option expiration date. Notwithstanding the foregoing price appreciation thresholds, in certain events, such as change of control of the Company, and during the last six months prior to the option expiration date, the option may be exercised for the total number of shares under the option grant irrespective of the current market price.

(2) An option was purchased from the Company at fair market value on date of purchase. The option is exercisable commencing on April 17, 1998 on the same terms as provided with respect to options granted to corporate officers under the Company's employee stock options plans, excluding rights in connection with a change of control of the Company up until April 17, 1998, except that the option expires on the Chief Executive Officer's death, permanent disability which prevents him from performing a significant proportion of his employment responsibilities, or termination of employment for cause. Since Mr. Hirsch paid consideration equal to the fair market value of the options, the Black-Scholes valuation model produces a grant date present value of zero.

(3) The estimated fair value of stock options is measured at the date of grant under the Black-Scholes option pricing model based on four assumptions: expected volatility of .34 based on the average of the high and low prices of the Company's Common Stock for the last three years; expected term to exercise of approximately four years; interest rates equal to the U.S. Treasury Note rates in effect at the date of the grant (6%) for the expected term of the option; and a dividend yield of .5% based on the yield at the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated above.

         The table below sets forth certain information about the exercise of stock options during 1997 by each of the named executive officers and the value of unexercised in-the-money options held by such officers at December 31, 1997.

   AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND YEAR-END OPTION/SAR VALUES


                                                                     Number of Securities               Value of Unexercised
                               Shares                               Underlying Unexercised              In-the-Money Options
                            Acquired on          Value            Options/SAR's at Year-End               at Year-End(2)(3)
                              Exercise         Realized        Exercisable     Unexercisable        Exercisable       Unexercisable
Name                            (#)             ($)(1)             (#)               (#)                ($)                 ($)
-----------------------------------------------------------------------------------------------------------------------------------
Leon C. Hirsch                334,000          7,494,125        3,143,834         3,925,081          1,621,197                  0
Howard M. Rosenkrantz            ----                ---          211,000           572,908            768,938            189,063
Turi Josefsen                 200,000          4,487,500          817,000           594,561             55,356            538,750
Robert A. Knarr                  ----                ---          335,308           452,425          1,866,193            189,063
Thomas D. Guy                 104,333          2,279,909          116,667           349,076            112,711            189,063


(1) Value is calculated by determining the difference between the fair market value at the date of exercise of the securities and the exercise price of the option.

(2) Although the Company's option plans permit the granting of SAR's, no SAR's have been granted.

(3) Value is calculated by determining the difference between the fair market value of the securities underlying the options at year-end and the exercise price of the options.

LONG TERM INCENTIVE AWARDS

         Under the long term component of the Company's Executive Incentive Compensation Plan (for awards through performance periods ending in 1998, the Long Term Incentive Plan), described more fully in the Compensation/Option Committee's Report beginning below, senior executives have the opportunity to earn a cash payment at the end of a performance cycle (currently two periods of eighteen months each) based on certain objective performance criteria established by the Committee at the beginning of a performance period.

               LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR



                              Number of         Performance                      Estimated Potential Payouts
                             Securities          or Other                      Under Non-Stock Price-Based Plans(3)
                             Underlying        Period Until      Minimum            Target          Aggressive         Maximum
                            Options/SARs        Maturation         ($)               ($)                ($)              ($)
Name                       Granted (#) (1)     or Payout (2)
--------------------------------------------------------------------------------------------------------------------------------
Leon C. Hirsch               309,658             1.5 Years      $806,755          $1,054,160       $1,366,105         $1,613,510
                                                 1.5 Years       860,979           1,125,013        1,457,924          1,721,958

Howard M. Rosenkrantz        114,146             1.5 Years       297,375             389,891          508,841            594,750
                                                 1.5 Years       317,363             416,098          543,043            634,725

Turi Josefsen                 94,770             1.5 Years       250,173             322,591          421,343            493,762
                                                 1.5 Years       266,988             344,274          449,663            526,949

Robert A. Knarr               73,170             1.5 Years       193,167             249,083          325,333            381,250
                                                 1.5 Years       206,150             265,825          347,200            406,875

Thomas D. Guy                 43,902             1.5 Years       114,375             152,500          194,438            228,750
                                                 1.5 Years       122,063             162,750          207,506            244,125


(1) Represents number of shares which equate to 66.7% (twelve months of 1997 divided by the eighteen months in the performance period) of the maximum potential payment.

(2) 1997-1999 Performance Cycle consists of 2 eighteen month measurement periods, respectively, from January 1, 1997 through June 30, 1998, and July 1, 1998 through December 31, 1999.

(3) The above dollar amounts represent the bonus dollars that would be paid out at the end of each eighteen month measurement period if the maximum, aggressive, target or minimum levels in the five performance criteria (year to year increase in sales, book value per share, cash flow from operations, return on equity and return on investment) were met. All of the participants in the long term incentive plan have chosen to forego bonus payment opportunities relating to the first eighteen month measurement period and received options in place of bonus dollars (See footnote 1 to Options/SAR Grants in 1997 table on pg. 12).

OPTION REPRICING

         Following the initial grant of the February 4, 1997 options, market conditions, in the view of the Committee, depressed the market price of the Common Stock, making these options, as originally priced, significantly out-of-the money shortly after issuance for reasons unrelated to the Company's performance. Consequently, the Committee determined that, because these options are designed as an incentive for the executive officers, it was desirable to reprice those options to bring their exercise prices closer into line to the then-current market price for the Company's Common Stock. Accordingly, the Committee repriced the February, 1997 options at a price equal to 110% of the market price on the date of repricing.

         Set forth below is certain information concerning the repricing of options that were granted to executive officers, other than the Chief Executive Officer, on February 4, 1997 and repriced on April 30, 1998:

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                               Length of
                                                                                                               Original Option
                                                                                                               Term
                                             Market Price of       Exercise Price at                           Remaining at
                       Number of             Stock at Time of      Time of                                     Date of
                       Options/SARS          Repricing or          Repricing or                                Repricing or
                       Repriced or           Amendment             Amendment             New Exercise          Amendment
Name                   Amended               ($/SH)                ($/SH)                Price ($/SH)          (Months)
--------------------------------------------------------------------------------------------------------------------------------
H. Rosenkrantz
at                     215,000               $33.625               $42.3125              $36.9875              117

T. Josefsen and
R. Knarr, each         200,000                33.625                42.3125               36.9875              117
at

T. Bremer, R.
Douville and
T. Guy, each at        175,000                33.625                42.3125               36.9875               117

P. Burtscher, R.
Granger, L.
Mazzarese, E.
Nahum, J.
Scherpf, J.
Sciallo and M.
Scipione, each         75,000                 33.625                42.3125               36.9875              117
at

C. Johnson and
P. Komenda,
each at                60,000                 33.625                42.3125               36.9875              117



COMMON STOCK PERFORMANCE GRAPH

         Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S & P 500 Index and the S & P Medical Products & Supplies Index.
Cumulative total shareholder return assumes reinvestment of dividends.

         The comparison is based upon the assumption that $100 was invested on December 31, 1992 in United States Surgical Corporation's Common Stock, the S & P 500 Index and the S & P Medical Products & Supplies Index.

         The following depiction of shareholder return shall not be deemed incorporated by reference into any filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.




                          [SHAREHOLDER RETURN GRAPHIC]




                                                   1992        1993        1994        1995        1996        1997
USSC                                                100          33          28          31          58          44
S & P 500 Index                                     100         110         112         153         189         252
S & P Medical Product & Supplies Index              100          76          90         153         175         219




REPORT OF COMPENSATION/OPTION COMMITTEE

         The compensation of the Company's executive officers is reviewed and approved at least on an annual basis by the Compensation/Option Committee (the "Committee") of the Board of Directors, which consists exclusively of independent, non-employee Directors who qualify as "outside directors" under
Section 162(m) of the Internal Revenue Code, discussed below.

GENERAL POLICY

         The Company's compensation policy, which is endorsed by the Committee, is to attract and retain the best management talent available, and to pay that talent based on Company and individual performance. Base salaries are set at competitive levels, but a substantial portion of an executive officer's compensation opportunity is "at risk" and is realized only for achievement of specific goals. For 1997, the Committee set achievement of specific objectives for growth in earnings as the benchmark for 1997 incentive compensation in order to continue the improvement in the financial strength of the Company. As the Company pursues its aggressive growth and expansion plans, the Committee will utilize other measurements it believes will further the Company's goals. The Committee also thinks that, while performance goals should include corporate financial results, executives should also be held accountable for individual performance objectives. The Committee established personal performance objectives for each of the Company's executives. Stock options, which align the interests of the Company's executives with those of the shareholders, are also an important part of the Company's compensation program.

         The Committee believes annual salaries and incentive compensation opportunities should be at the higher end of the market for executive talent. The Company's strategic plan targets significant growth and requires a senior management team that can create the growth and manage the business as it grows. The Company, as it expands into additional surgical specialties, such as orthopedics, cardiology, urology, and others, is becoming increasingly complex. The Company demands superior performance from its executives and typically assigns most executive officers of the Company broader, more complex responsibilities than corresponding positions in comparative companies. The Company must, in many cases, compete against significantly larger and more heavily capitalized firms, and executives must be retained who are equal in ability to the senior executives at these larger firms. The Committee believes that the senior management team responsible for the turnaround of the Company following the healthcare reform downturn during 1993 and 1994, under the direction of the Chief Executive Officer, must be retained and that those executives, along with other officers of like ability who are hired, should be offered an opportunity for rewards based on continued growth in the value of the business.

         The Company will continue to hire executives whose talent and performance place them within the high end of the pool of available executives, and the Committee intends to set compensation packages which are adequate to meet this need while furthering Company objectives.

         The total compensation program is designed to balance incentives between short and long term performance, and consists of annual compensation, which includes base salary and the opportunity to earn an annual bonus, and a long term incentive program, which includes stock options and the opportunity to earn cash awards over a multi-year performance period.

         Each element of the compensation program, including a specific discussion as to the Chief Executive Officer's compensation, is set out below.

ANNUAL COMPENSATION.

         Generally, annual compensation of executive officers under the Executive Compensation Program for 1997 consisted of salary and bonus components.

1.       Salary.

         Under the Company's compensation program, executive officers are paid a base salary based upon their level of responsibility and their contribution to the Company, including informal assessments as to their compliance with the Company's overall corporate policies. The 1997 salaries of executive officers, including the Chief Executive Officer, were reviewed and approved by the Compensation/Option Committee in January, 1997. Salaries were increased ranging from 10% to 59% from 1996 levels for the named executive officers, including the Chief Executive Officer, and for other executives of the Company. The Chief Executive Officer and two other of the named executive officers received no increase in base salary from their respective 1996 levels.

2.       Bonus.

         A significant portion of 1997 executive officer annual compensation was based on corporate performance. Annual bonuses under the Company's executive compensation program were based on the Earnings Per Share ("EPS") bonus component and personal performance objectives.

         Annual bonuses are based on performance. For 1997, all of the regular annual bonus opportunities were weighted equally for most executives between the EPS component, and the personal performance objective component. Each bonus performance element was evaluated independently, however, a failure to achieve personal performance objectives was designed to ratably reduce the opportunity for awards for achievement of the EPS component. Bonus opportunity levels are set as a percentage of base salary. For 1997, regular annual bonus opportunities were increased for the Chief Executive Officer and the other named executives dependent upon achieving minimum, target and maximum levels of EPS and personal performance objectives.

         Performance goals are established by the Committee. Following year-end, the Committee reviews the extent to which the goals have been achieved with the assistance of the Company's independent auditors, assesses personal performance objectives, and determines the amount of the bonus to be paid to the executive officers, if any. Awards are based on financial performance criteria and may be reduced, in the Committee's discretion, if individual performance objectives are not met.

         The EPS Bonus Component: The 1997 EPS bonus opportunity ranged from 12.5% to 60% of the salary levels of the executives named in the Summary Compensation Table, with 70% for the Chief Executive Officer. A percentage of the bonus may be earned based on a particular year's EPS above a minimum base (subject to attainment of personal performance objectives), up to a maximum determined by the Committee. The EPS goals were exceeded for 1997 and the maximum amounts were paid for the EPS Bonus Component to the Chief Executive Officer and to the other named (and other) executive officers of the Company.

         The PPO Bonus Component: Under the PPO Bonus component, individual performance objectives are established for the Chief Executive Officer and the other named (and other) executives by the Committee. Each PPO is weighted and is related to the particular area for which an executive officer is responsible. Examples of objectives include, but are not limited to, budget control, achievement of sales objectives and product development. In 1997, the portion of cash compensation opportunity represented by this component of compensation ranged from 12.5% to 60% of the salary levels of the executives named in the Summary Compensation Table, with 70% for the Chief Executive Officer.

         In addition to successful financial performance and product introductions in the Company's existing businesses, the executive officers achieved substantial success during 1997 in implementing strategies to develop new markets and business opportunities to enhance the Company's long term growth. These successes have to a large degree resulted from the Company being able to effectively evaluate, negotiate, structure and complete a substantial number of acquisition opportunities which were not available to the Company at the time performance criteria for executive officer compensation were established by the Committee. These opportunities include the acquisition during late 1997 of Valleylab, the largest acquisition in the Company's history, as well as significant acquisitions in spine surgery, vascular, cardiovascular and interventional cardiology, and breast care. The Report of the Committee last year specifically stated "As the Company pursues its aggressive growth and expansion plans the Committee will utilize other measurements it believes will further the Company's goals". The Committee continues to believe that alternative measurements are appropriate and wishes to recognize the successes achieved in addressing these new opportunities during the past year. Accordingly, the Committee adopted an alternative bonus measurement for 1997 by substituting the EPS bonus component for the EPS bonus and personal performance bonus components. This determination reflects the Committee's judgment that the past year presented certain unique challenges and that the successful implementation of corporate strategies during 1997 successfully position the Company for increasing long term shareholder value.

         In 1997 the Committee adopted the 1997 Key Management Equity Investment Plan (the "Key Management Plan"). The purpose of the Key Management Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in additional common stock ownership by permitted selected employees of the Company to elect a grant of options for the purchase of shares of the Company's common stock by foregoing annual and/or long term bonus compensation opportunities. The Key Management Plan is intended to provide financial advantages to the Company by saving cash and reducing expenses, and will allow selected employees of the Company to demonstrate their commitment to the Company by choosing the options under the Key Management Plan over part or all of potential bonuses, thereby taking an additional personal economic risk in the Company's future. The Plan provides for the grant of options for the purchase of up to an aggregate maximum of 3,000,000 shares of common stock, subject to adjustment in certain events including future stock dividends, stock splits and recapitalizations.

         In 1997, each of the named (and other) executive officers elected to forego 100% of their 1997 bonus opportunity under the PPO and EPS cash components and 100% of their 1997 bonus opportunity under the long term component under the Incentive Plan (defined below), as the case may be, in consideration of which the

Company granted options on April 1, 1997 and August 15, 1997 under the Key Management Plan at option grant prices of $30.75 per share and $32.5625, respectively with option expiration dates of April 1, 2001 and August 15, 2001, respectively. The options granted on April 1, 1997 are exercisable on appreciation of the market price of the common stock above the option grant price as follows: one third are exercisable if the market price reaches $33.825 per share prior to the option expiration date; one third are exercisable if the market price reaches $36.90 per share prior to the option expiration date; and one third are exercisable if the market price reaches $39.975 per share prior to the option expiration date. The options granted on August 15, 1997 are exercisable on appreciation of the market price of the common stock above the option grant price as follows: one third are exercisable if the market price reaches $35.81875 per share prior to the option expiration date; one third are exercisable if the market price reaches $39.075 prior to the option expiration date; and one third are exercisable if the market prices reaches $42.33125 prior to the option expiration date. Notwithstanding the foregoing price appreciation thresholds, in certain events, such as change of control of the Company, and during the last six months prior to the option expiration date, the option may be exercised for the total number of shares under the option grant irrespective of the current market price.

LONG TERM INCENTIVE PROGRAM

         The Company's long term incentive program, developed with the advice of outside compensation consultants, consists of stock options, which directly link the interests of management with those of the stockholders, and cash incentives based on financial performance over a three year performance period.

1.       Stock Options.

         The Company seeks to have its executives think of themselves as having a personal stake in the Company by awarding stock options which give such officers the opportunity to participate in the growth in the value of the Company's stock. This approach aligns the interest of the executive officers with those of the stockholders because the value of the executive officers' stock options will depend exclusively on how the Company's stock performs. Stock options only have value to the recipient when the price of the Company's Common Stock exceeds the exercise price of the option, which is at least the fair market value at date of grant. Thus, options provide a powerful incentive for employees to maximize the Company's sales and profits, and build the value of the business, all of which should be reflected over the long term in the price of the Company's Common Stock. The Committee believes that stockholders benefit proportionately. During 1997, an option grant was made to the named executive officers other than the Chief Executive Officer, and to other executive officers, as an incentive for continuing the growth in value of the business and as a retention incentive for the core management group which is key to the continued improvement of the performance of the Company. The exercise price of options granted to executive officers was set at the market price on the date of grant, with the exception of the grant to Ms. Josefsen, which was set at a ten percent premium to the market price on the date of grant in accordance with a settlement of shareholder derivative litigation, and the options that were granted to executive officers, other than the Chief Executive Officer, on February 4, 1997 and subsequently repriced. The Committee took into account that many of the outstanding option grants that were granted prior to 1997 preceded the downturn in the health care industry, were out of the money, and were not adequate to further the purpose of the stock grant program. The number of options granted to the named (and other) executives, other than the Chief Executive Officer, was at market levels, determined with the input of the Committee's independent compensation consultant following review of the Company's option program in comparison with option grants at other companies. The stock option grants are also intended to provide participants with a potential source of retirement income since the Company does not provide pensions.

         During 1997, the Committee authorized the Chief Executive Officer to purchase from the Company, at fair market value, an option for the purchase of 2,000,000 shares of Common Stock with an exercise price of $47.875 per share, exercisable commencing on April 17, 1998 and with an expiration date of March 5, 2001. The purchase price for the options is $1.33 per share, or $2,660,000 in the aggregate. The options are exercisable on the same terms as provided at present with respect to options granted to corporate officers under the Company's stock option plans, excluding rights in connection with a change of control of the Company up until April 17, 1998, except that the options expire on the Chief Executive Officer's death, permanent disability which prevents him from performing a significant proportion of his employment responsibilities, or termination of employment by the Company for proveable cause. Any shares of common stock purchased by the Chief Executive Officer pursuant to exercise of such options are offered and will be sold to the Chief Executive Officer without registration under the Securities Act of 1933, as amended, in reliance on the exemption from registration requirements in Section 4(2) of the Act. The grant was based, in part, on the Committee's view that such option would allow the Chief Executive Officer to further demonstrate his commitment to the Company by taking an additional personal economic risk in the Company's future and at the same time to provide an additional incentive for appreciation in the price of the Company's common stock. The grant to the Chief Executive Officer was determined with input from the Committee's independent compensation consultant.

2.       Long Term grants under the Executive Incentive Compensation Plan.

         The Company's Executive Incentive Compensation Plan (the "Incentive Plan"), approved by the stockholders at the 1996 annual meeting, continues the Company's program of compensating executive officers (as well as other employees) based on their achievement of specific objectives established by the Compensation/Option Committee of the Board. Executives have the opportunity to earn annual (discussed above under Annual Compensation) and multi-year bonus awards. The Committee believes that the incentive compensation program is important in attracting and retaining individuals of superior ability and in holding executives personally accountable for the achievement of important corporate objectives.

         Under the long term component of the Incentive Plan (for performance cycles beginning prior to 1996, the predecessor Long Term Incentive Plan), cash payouts may be earned by a limited number of senior executives based on achievement of a weighted combination of measurable financial objectives set by the Committee. For 1997 awards, the objectives included the following: year to year sales increase; book value per share; cash flow from operations; return on equity (pre tax); and return on investment (pre tax). The persons eligible for long term awards are the executive officers of the Company; during 1997, 7 persons were issued awards, including the Chief Executive Officer and the other officers named in the Summary Compensation Table. Other employees of the Company will continue to be eligible to receive annual cash incentive bonuses outside of and under terms substantially the same as in the Incentive Plan.

         The long term cash incentive opportunity encourages executives to take steps which build the business for the future, avoiding a possible disincentive for prudent long term decisions out of concern as to the possible impact on short term results. Levels of performance are graded on four tiers -- minimum, target, aggressive and maximum (corresponding to the columns under the table describing Long Term Incentive Plan Awards in Last Fiscal Year on page 14) -- with no compensation if the performance is below the minimum aggregate achievement level and no additional compensation if the performance is above the maximum aggregate achievement level approved by the Committee. The amount of the payout is based on a percentage of the recipient's average annual base salary during each eighteen month measurement period during the cycle, ranging from a minimum of 30% to a maximum of 90% under the payout formula for aggregate achievement. For the Chief Executive Officer, the payout ranges from a minimum of 75% to a maximum of 150% under the payout formula for aggregate achievement. The maximum long term award for a covered executive in any year is $2.5 million.

ALL OTHER COMPENSATION.

         Included with respect to the Chief Executive Officer as "all other compensation" reported in the Summary Compensation Table was interest accrued pursuant to the terms of an Installment Option Purchase Agreement which was entered into in 1984 by the Chief Executive Officer and the Company. The Installment Option Purchase Agreement ("IOPA") was originally entered into to encourage Mr. Hirsch, and other executives, to exercise options in the Company's stock. In 1994, at the Committee's request, Mr. Hirsch repaid the outstanding principal option price of $5,370,000 in full to the Company in cash. To keep Mr. Hirsch in substantially the same position on interest, the Committee agreed to continue to pay the accrued interest as a bonus as it becomes due and to repay interest expenses of a personal loan by Mr. Hirsch to obtain the funds to pay the option price. In effect, the transaction substituted a third party for the Company as the lender under the installment option purchase arrangement. The Company obtained a significant net cash benefit and additional equity, and Mr. Hirsch received no advantage.

         In 1997, the Company entered into agreements (the "Agreements") with each of the executive officers which would provide them with certain benefits in the event of a change in control of the Company, as defined in the Agreements. The Agreements, which are approved by the Committee and the Board of Directors, are to foster the Company's ability to retain key management personnel and to continue to receive and rely upon their advice as to the best interests of the Company, including his or her assessment as to whether such change in control would be in the best interests of the Company, without concern that the executive officer might be distracted by the personal uncertainties and risks created by the possibility of a change in control. The Agreements provide that in the event of a change of control and the executive officer's employment is terminated without cause, as defined in the Agreement, within three years thereafter, the executive officer will be eligible for certain specified severance payments and benefits including a lump sum cash payment equal to 2.99 times the executive officer's annual base salary, maximum bonus opportunity and car allowance. Also in such event, the Agreements provide that the executive officer's unvested stock options will become immediately vested and exercisable, coverage under Company benefit plans will continue for an additional 3 years and the executive officer will receive certain outplacement services.

TAX CONSIDERATIONS

         In 1994, federal tax laws imposed a limit on deductions for each of a company's five highest paid executives to $1 million. Certain compensation, including compensation based on performance, is not subject to this limit if certain conditions are met, primarily, that the compensation is based on objective performance criteria approved by the stockholders. The Compensation payments must also be made pursuant to a plan administered by a committee of outside directors. The Committee must certify that the performance goals were achieved before payments can be awarded.

         The Committee believes that its executive compensation program is consistent with the intent of this legislation and has taken steps designed to minimize its effect. The Company's stock option plans under which options may be granted to executive officers have been approved by the stockholders and qualify for the exclusion from the deduction limits for grants through the date of the annual meeting in 1998. Grants made under the LTIP for performance periods beginning in 1995 were approved by the shareholders and compensation for such periods, if earned, will qualify for the deduction. The annual bonus opportunity likewise qualifies for the deduction. Base salary and certain other compensation amounts disclosed in the summary compensation table do not qualify for the exclusion from the $1 million limit but such amounts of compensation are not expected to exceed the deduction limits significantly. The Committee intends to take steps in the future, including stockholder approval, to maintain deductions for its incentive compensation plans to the greatest extent practical while maintaining flexibility to take actions which it deems in the best interests of the Company and its stockholders but which may result in certain compensation not qualifying for tax deductions.

                                       COMPENSATION/OPTION COMMITTEE:
                                            Barry D. Romeril, Chairman
                                            John A. Bogardus, Jr.
                                            William F. May
                                            John R. Silber



DIRECTORS' COMPENSATION

         Directors who are also officers (currently, Messrs. Hirsch, Bremer, Knarr and Rosenkrantz and Mmes. Josefsen and Scipione) serve as such without additional compensation. During 1997, outside directors were each paid the following fees in each of the capacities served: directors, $34,400 plus $2,755 for each Board meeting attended; Chairman of a Committee, $4,825; other members of a Committee, $3,440 per Committee; all Committee members received $1,380 for each Committee meeting attended on a non-Board meeting day.

         Certain Eligible Directors (defined as directors who are not, and have not been for the preceding l2 months, employees of the Company or its subsidiaries, and who are not the beneficial owner of five percent or more of the outstanding Common Stock) have received stock award, and option grants under the Outside Directors Stock Plan ("ODSP"). The ODSP provides for stock awards, and option grants of up to an aggregate maximum of

260,000 shares of Common Stock, of which 74,000 shares remained available for grant as of December 31, 1997. Upon the forfeiture of shares prior to vesting, and upon expiration of an option, the forfeited shares and any shares subject to the option which remain unexercised generally become available again under the ODSP. The ODSP is administered by the Compensation/Option Committee of the Board of Directors. The selection and eligibility of grantees and the dates and amounts of option grants are defined in the ODSP and are not subject to the discretion of any person.

         Option grants of 4,000 shares are automatically made under the ODSP to Eligible Directors each year upon his or her reelection to the Board by the stockholders. The option price is the fair market value of the Common Stock on the date of grant. Each option becomes exercisable as to one-half of the shares covered by it commencing one year after the date of grant and as to the remaining one-half commencing two years after the date of grant, provided the optionee has been in continuous service on the Board at all times since the date of grant. However, each option becomes fully exercisable in the event of the grantee's death or permanent disability, and may be exercised to the extent otherwise exercisable if the grantee retires with the consent of the Board or his or her service on the Board is terminated after a Change in Control, as defined. The Eligible Directors each received an option for 4,000 shares in 1997, with an option exercise price of $33.75. Assuming an Eligible Director is reelected, such director will receive an option for 4,000 shares on May 5, 1998. Eligible Directors also receive a one-time stock award of 4,000 shares of restricted stock following the first anniversary of their election to the board. Mr. Romeril received such an award during 1997 and Mr. Mellor will receive such an award during March, 1998.

         CERTAIN TRANSACTIONS

         (a) In connection with the exercise of certain options granted under the 1981 Employee Stock Option Plan, the Company entered an installment option purchase agreement (the "Agreement") with Leon C. Hirsch in 1984 where the Agreement, as amended, permitted Mr. Hirsch to pay the option price in three equal installments, with the last installment payable in 1999. Mr. Hirsch agreed, at the request of the Company, to repay the outstanding principal option price of $5,370,000 during 1994. In exchange, the Company agreed to continue to award Mr. Hirsch a bonus equal to scheduled installments of interest payments on the original option price and for the interest costs on a personal loan taken to repay the option price. The interest rate on such personal loan is at an annual rate of 8.10%; interest on the installment payments of interest at the original option price is at an annual rate of 6.33%.

         Bonuses accrued in 1997 under the Agreement aggregated $479,006. Total accrued interest under the Agreement at December 31, 1997 was $3,550,205. Under the Agreement, an amount equal to 100% of the interest for the term of the Agreement is to be paid as a bonus to Mr. Hirsch while he remains an employee of the Company as and when such interest is due. See footnote (3) to the Summary Compensation Table above.

         (b) In 1997, Smyth Sanford & Gerard Reinsurance Intermediaries, Inc., of which Mr. King, a director of the Company, is President and a director, performed certain insurance brokerage services for the Company for which it received compensation of $238,753. Mr. King may have benefited indirectly from these transactions as an officer and employee of that firm.

         (c) In 1997, The Company entered into a license with Seragen, Inc. ("Seragen"), which provides the Company exclusive worldwide rights to make, use and sell a fusion protein for restenosis in cardiovascular applications and a right of first refusal to make, use and sell intravenous infusion pumps and lines to be used in conjunction with a second fusion protein. The Company made an initial payment of $5 million to Seragen upon signing the agreement and has the option to terminate the agreement within 15 months, in which event Seragen would receive the Company's test data evaluating the technology covered by the agreement and the Company would receive $5 million in Seragen common stock, valued at the lower of the closing price of Seragen common stock on the date of the agreement or the date of termination. If the Company determines not to exercise such right of termination, it will be obligated to pay Seragen up to an additional $22.5 million, contingent upon Seragen's achieving certain milestones related to the commercialization of such technology. The Company would also be obligated to pay royalties to Seragen on sale of products incorporating such technology, if and when approved for marketing by applicable regulatory authorities. The Company's right and royalty obligations under the agreement would extend for the life of the Seragen proprietary patents and during the term of Seragen's licensed patents, which are subject to termination in certain circumstances.

         Mr. Hirsch and Ms. Josefsen are officers and directors of the Company and are husband and wife. As of December 31, 1997, Mr. Hirsch owned 7,000 shares of Seragen Series B preferred stock ("Seragen Series B Shares"), which represented 18.9% of the total voting power of the Seragen capital stock and which are convertible into 20,588,235 shares of Seragen common stock, as well as warrants to purchase 816,666 shares of Seragen common stock exercisable at $4.75 per share and a warrant to purchase 4,053,525 shares of Seragen common stock exercisable at $4.00 per share. As of December 31, 1997, Ms. Josefsen owned 3,000 Seragen Series B Shares, which represented 18.9% of the total voting power of the Seragen capital stock and which are convertible into 8,823,529 shares of Seragen common stock, as well as warrants to purchase 350,000 shares of Seragen common stock exercisable at $4.75 per share and a warrant to purchase 1,737,221 shares of Seragen common stock exercisable at $4.00 per share. Securities owned by Mr. Hirsch exclude securities owned by Ms. Josefsen and securities owned by Ms. Josefsen exclude securities owned by Mr. Hirsch. Each of them disclaim beneficial ownership of securities owned by the other.

         Dr. Silber, a director of the Company, is also a director of Seragen. As of December 31, 1997, Dr. Silber owned jointly with his wife, Kathryn U. Silber, 171,000 shares of Seragen common stock, which represented less than 1% of the total voting power of the Seragen capital stock, and a warrant to purchase 7,500 shares of Seragen common stock exercisable at $10.00 per share.

         Dr. Silber is the Chancellor of Boston University. As of December 31, 1997, Boston University through a nominee partnership owned 8,299,077 shares of Seragen common stock, 11,800 Seragen Series B Shares, which are convertible into 34,705,882 shares of Seragen common stock, a warrant to purchase 1,376,666 shares of Seragen common stock exercisable at $4.75 per share, a warrant to purchase 6,833,099 shares of Seragen common stock exercisable at $4.00 per share, stock options exercisable for 15,000 shares of Seragen common stock and 5,000 shares of Seragen Series C preferred stock, which are convertible into 3,360,625 shares of Seragen common stock. Boston University's aggregate share holdings represented 80.6% of the total voting power of the Seragen capital stock. During 1997, Boston University completed the purchase of Seragen's manufacturing and clinical operations facilities for $5 million, and most of Seragen's employees involved in the manufacturing and clinical operations became employees of Boston University. Simultaneously with such purchase, Boston University provided Seragen with certain services related to product research, development, manufacturing, clinical trials, quality control and quality assurance, for which Seragen has agreed to pay approximately $12.1 million in fees during the first two years of such agreement.

         In connection with the issuance of the Seragen Series B Shares, Seragen transferred all of its patents ("the Patents") to Seragen Technology, Inc. ("STI"). STI has no operations, and its sole assets are the Patents. The capital stock of STI consists of 214,200 shares of STI Class A Common Stock, which are owned by Seragen, and 23,800 shares of STI Class B Common Stock, which are owned by the holders of the Seragen Series B Shares. Each share of STI Class A Common Stock and STI Class B Common Stock is entitled to one vote on all matters submitted to a vote of STI shareholders, voting together as a single class. STI provided Seragen with an irrevocable worldwide exclusive license with respect to the Patents (the "Irrevocable License Agreement"). Under the Irrevocable License Agreement, Seragen is obligated to pay quarterly royalties in an amount equal to the amount of any dividend that the holders of the Series B Shares are entitled to receive but have not received by the royalty due date (which is one day after each quarterly dividend payment date for the Series B Shares). STI's Class B Common Stock provides for cumulative dividends payable in the same amount as any royalties payable by Seragen under the Irrevocable License Agreement. Shares of STI Class B Common Stock will be redeemed whenever Seragen Series B Shares are redeemed, in an amount equal to the number of Series B Shares redeemed. In consideration for Seragen's contribution of the Patents to STI, STI delivered to Seragen shares of its Class A Common Stock and shares of its Class B Common Stock, provided Seragen with the Irrevocable License Agreement, and agreed to execute and deliver to the holders of the Series B Shares a collateral assignment made in their favor securing STI's dividend obligations with respect to STI's Class B Common Stock. At the closing of the issuance of the Series B Shares, Seragen delivered to the holders of the Series B Shares its shares of STI's Class B Common Stock and STI executed and delivered to an escrow agent appointed pursuant to an escrow arrangement with the holders of the Series B Shares the collateral assignment of the Patents, subject to the Irrevocable License Agreement. At the closing, the holders of the Series B Shares delivered a reassignment of the Patents to the escrow agent. Under the terms of the escrow arrangements, the escrow agent is required to deliver the collateral assignment of patents to the holders of the Series B Shares in the event that, after notice, STI fails for 60 days to pay any dividend due in respect of the Class B Common Stock. Seragen did not make its royalty payments due January 1, April 1, July 1, and October 1, 1997 or January 1, 1998. To the Company's knowledge, the holders of the Series B Shares agreed to forebear from exercising the right to deliver a notice of default to the escrow agent until March 1, 1998 and have not provided notice of the STI dividend payment failure to the escrow agent. In the event that STI redeems its STI Class B Common Stock, the escrow agent is required to redeliver a reassignment of the Patents to Seragen.

         On November 6, 1996, Seragen entered into a shareholders agreement (the "Shareholders Agreement") with Boston University, Mr. Hirsch, Ms. Josefsen, and others (collectively, the "Shareholders"). Pursuant to the Shareholders Agreement, the Shareholders have agreed, among other things, to vote their respective Seragen shares to maintain the number of persons comprising the Seragen Board of Directors at nine and not to elect more than two persons designated by or affiliated with Boston University to the Seragen Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company that no reports were required, all the aforesaid Section 16(a) filing requirements were met on a timely basis during 1997.

                             STOCKHOLDERS' PROPOSALS

         Proposals of stockholders intended to be presented at the 1999 Annual Meeting must be received at the Company's principal executive offices, 150 Glover Avenue, Norwalk, Connecticut 06856, Attention: Corporate Secretary, for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting, no later than November 30, 1998.

              DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION
                              AT THE ANNUAL MEETING

         Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Corporate Secretary of their intent at least 60 days but not more than 120 days before the meeting and the notice must provide information as required in the By-laws. A copy of these By-law requirements will be provided upon request in writing to the Corporate Secretary of the Company, 150 Glover Avenue, Norwalk, Connecticut 06856. This requirement does not affect the deadline for submitting shareholder proposals for inclusion in the Proxy Statement, nor does it apply to questions a shareholder may wish to ask at the meeting.

                            EXPENSES OF SOLICITATION

         The solicitation of proxies in the form enclosed is made on behalf of the Board of Directors of the Company. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by the Company. Solicitation will be made by use of the mails and, if necessary, by advertising, electronic telecommunications and personal interview. The Company has retained the services of Kissel-Blake Inc. to assist in connection with the soliciting of proxies by such methods for a fee estimated at $13,000 plus out-of-pocket expenses. Management may use the services of its directors, officers and employees in soliciting proxies, who will receive no compensation therefor in addition to their regular compensation, but who will be reimbursed for their out-of-pocket expenses incurred. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

                                  OTHER MATTERS

         The persons named in the enclosed form of proxy have no present intention of bringing before the meeting for action any matters other than those specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.

                                    By Order of the Board of Directors

                                             PAMELA KOMENDA
                                             Corporate Secretary

Dated: March 30, 1998

   COMMON STOCK            UNITED STATES SURGICAL CORPORATION
                   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     OF THE COMPANY FOR ANNUAL MEETING MAY 5, 1998


    The undersigned hereby constitutes and appoints John A. Bogardus, Jr., Leon
P C. Hirsch and William F. May, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and vote
R all the Common Shares held by the undersigned at the Annual Meeting of Stockholders of UNITED STATES SURGICAL CORPORATION to be held at The
O Equitable building, 787 Seventh Avenue, New York, N.Y. 10019, on Tuesday, May 5, 1998, at 2:00 P.M. (local time), and at any adjournments thereof, as
X directed on this card upon the matters set forth on the reverse side hereof, as described in the proxy statement, and in their discretion upon
Y any other business which may properly come before said meeting. The undersigned hereby revokes all proxies heretofore given with respect to such meeting.

                Election of Directors -- Nominees:

                Julie K. Blake, John A. Bogardus, Jr., Thomas R. Bremer, Leon C. Hirsch, Turi Josefsen, Douglas L. King, Robert A. Knarr,
                William F. May, James R. Mellor, Barry D. Romeril, Howard M. Rosenkrantz, Marianne Scipione, John R. Silber.

    You are encouraged to specify your choices by marking the appropriate box (SEE REVERSE SIDE). Shares will be voted in accordance with such choices. IF YOU DO NOT MARK ANY BOX THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. The named proxies cannot vote your shares unless you sign and return this card.

                                                              ______________
                                                             |              |
                                                             | SEE REVERSE  |
                                                             |     SIDE     |
                                                             |______________|


                           - FOLD AND DETACH HERE -

X  Please mark your                                                      |
   votes as in this                                                      |
   example.                                                               ----

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and AGAINST proposals 2 and 3.

______________________________________________________________________________

           The Board of Directors recommends a vote FOR proposal 1.
______________________________________________________________________________

                                     FOR             WITHHELD

   1. Election of Directors
      (see reverse)

   For, except vote withheld from the following nominee(s):


   ________________________________________________________

______________________________________________________________________________





______________________________________________________________________________

      The Board of Directors recommends a vote AGAINST proposals 2 and 3.
______________________________________________________________________________

                                               FOR      AGAINST      ABSTAIN

   2. Approval of Shareholder Proposal on
      Confidential Voting

   3. Approval of Shareholder Proposal on
      Independent Compensation Option
      Committee
______________________________________________________________________________





SIGNATURE(S) _________________________________________________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


DATE ______________  The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjourments thereof.

                           - FOLD AND DETACH HERE -




[USSC LOGO]                                             THIS IS YOUR PROXY.
                                                      YOUR VOTE IS IMPORTANT.


                   SERVICES AVAILABLE TO USSC STOCKHOLDERS
                   ---------------------------------------

A telephone response center is available at USSC's transfer agent, First Chicago Trust Company of New York, to provide shareholders personal assistance with:

[ ]  Verifying the number of USSC shares in your account.

[ ]  Replacing lost or stolen stock certificates.

[ ] Re-registration of stock in the event of marriage, death and estate transfers, gifts of stock to minors in custodial accounts...any transfer of stock ownership.

[ ]  Inquiries about lost or stolen dividend checks and 1099-DIV's.

[ ]  Any shareholder inquiries concerning USSC common stock.

[ ] Consolidation of accounts to eliminate multiple accounts for one holder and certain duplicate stockholder mailings going to one address. (Dividend checks, annual reports and proxy materials would continue to be mailed to each stockholder.)

[ ]  Electronic Funds Transfer (Direct Deposit) of Dividends:

     [ ]  Dividend monies deposited directly into your bank account.

     [ ]  No worry of lost dividend checks.

     [ ]  Immediate access to dividend money; no mail delays.

     [ ]  Verfication of dividend receipts on monthly bank statement.

Call First Chicago Trust Company of New York at (201) 324-1255, or write:

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500

To Participate in Electronic Deposit of Dividends: (800) 870-2340
For hearing impaired: (201) 222-4955
E-mail address: fctc @ em.fcnbd.com
Internet Address: http://www.fctc.com

Customer Services Representatives are available from 8:30 a.m. to 7:00 p.m. Eastern Time, Monday through Friday; automated telephone service is available 24 hours, seven days a week.